   NATIONAL VISION, INC.

   RESTATED STOCK OPTION AND INCENTIVE AWARD PLAN

  RESTRICTED STOCK AWARD

**********

                                                Number of Shares: 84,400

                                                Date of Award: April 11, 2002

                                                Restricted Period:     April 11, 2002 to April 11, 2005

THIS IS TO CERTIFY THAT, in accordance with and subject to all terms, provisions and conditions of the National Vision, Inc. Restated Stock Option and Incentive Award Plan (the "Plan"), as adopted by the Board of Directors (the "Board") of National Vision, Inc., a Georgia corporation (the "Company"), and approved by the shareholders of the Company, the Company has awarded, and does hereby award unto:

L. Reade Fahs

(the "Grantee") an aggregate of 84,400 shares of Common Stock of the Company ("Common Stock") on April 11, 2002 (the “Grant Date”) subject, however, to the terms and conditions hereinafter set forth:

1.         The Grantee shall execute and return to the Company an executed copy of this Restricted Stock Award and the stock power attached hereto.  At such time, the Company shall cause a stock certificate or certificates for the number of shares of Common Stock noted above ("Restricted Stock") to be issued in the name of the Grantee.  Such stock certificate or certificates shall reference the restrictions as set forth herein and shall be retained in the custody of the Company.  The Grantee shall have no rights with respect to such Common Stock except as otherwise set forth herein.     Physical possession or custody of such stock certificate(s) shall be retained by the Company until such time as the shares of Restricted Stock are fully vested in accordance with Section 2.    Upon forfeiture of all or a portion of the shares of Restricted Stock, the stock certificate(s) held on behalf of the Grantee shall be transferred to the Company pursuant to the executed stock power described above.

2.         Subject to Section 3 below, if the Grantee remains employed by the Company, the Grantee shall become vested in the Restricted Stock as set forth below on each anniversary of the Grant Date (each such date shall be a “Vesting Date”,  such vested shares of Restricted Stock, “Vested Shares”, and unvested shares of Restricted Stock, “Unvested Shares”), such that on April 11, 2005  all of the Restricted Stock shall be fully vested:

                                    Date                                                     Number of Shares Vested
                                    April 11, 2003                                        33 1/3% (28,133)
                                    April 11, 2004                                        33 1/3% (28,133)
                                    April 11, 2005                                        33 1/3% (28,134)

On each Vesting Date, the Grantee shall own the Vested Shares free and clear of all restrictions imposed by this Award.  The Company shall deliver a certificate(s) for the Vested Shares to the Grantee as soon as practicable after each Vesting Date.  For purposes of this Award, employment with a subsidiary of the Company shall be considered employment with the Company.

3.         Except as otherwise provided in this Award, upon termination of the employment of the Grantee with the Company during the Restricted Period for any reason whatsoever, the Grantee shall lose all rights to any Unvested Shares.

            (a) If the Grantee dies during the Restricted Period, the Company shall deliver to the beneficiary of the Grantee, or, if no beneficiary is named, the estate of the Grantee, a stock certificate issued in the name of such beneficiary or the estate for the full amount of the Restricted Stock (less any Vested Shares certificates for which have previously been delivered to the Grantee), without any restrictions other than such restrictions as may apply to Common Stock generally or as may otherwise be required by applicable federal and state law.

            (b) If the employment of the Grantee is terminated by the Company as a result of Disability (as defined in the Plan) during the Restricted Period, the Company shall deliver to the Grantee a stock certificate for the full amount of the Restricted Stock (less any Vested Shares certificates for which have previously been delivered to the Grantee), without any restrictions other than such restrictions as may apply to Common Stock generally or as may otherwise be required by applicable federal and state law.

            (c) If the Grantee terminates his employment as a result of normal Retirement (as defined in the Plan) on or after age 65 under one of the Company's pension plans, all rights of the Grantee under this Award shall continue as if the Grantee had continued employment with the Company.   If, following such Retirement, the Grantee dies during the Restricted Period, the provisions of Section 3(a) shall be applied  as if the Grantee had remained employed with the Company until the date of death.

            (d) If the employment of the Grantee terminates as a result of early Retirement (on or after age 55 and completion of at least 10 years of service with the Company) under one of the Company's pension plans, the Company shall deliver to the Grantee a stock certificate for the full amount of the Restricted Stock (less any Vested Shares certificates for which have previously been delivered to the Grantee), without any restrictions other than such restrictions as may apply to Common Stock generally or as may otherwise be required by applicable federal and state law; provided that the Compensation Committee of the Board  (the “Committee”) in its sole discretion may provide for the forfeiture and cancellation of any or all Unvested Shares as of the date of termination of employment.

            (e)        In the event of a "Change in Control" of the Company, as defined in the Plan, the Grantee shall immediately be entitled to have a stock certificate issued in the name of such Grantee and delivered to him representing the full amount of the Restricted Stock (less any Vested Shares certificates for which have previously been delivered to the Grantee), without any restrictions other than such restrictions as may apply to Common Stock generally or as may otherwise be required by applicable federal or state law.

            (f)         Notwithstanding anything in this Award to the contrary, in the event that prior to a Change in Control the Grantee commits an act during the Restricted Period, which act is determined by the Committee, in its sole discretion, to be materially harmful to the best interests of the Company, all rights of the Grantee in the Unvested Shares as provided herein shall terminate as of the date of such determination by the Committee.

4.         During the Restricted Period, the Grantee shall not be permitted to sell, transfer, pledge or assign the Unvested Shares.  The Grantee shall be entitled to the right to vote the Restricted Stock and to receive dividends with respect thereto.  The Unvested Shares shall be deemed to be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code.

5.         Nothing contained in this Award shall limit whatever right the Company or a subsidiary might otherwise have to terminate the employment of the Grantee and the terms of this Award shall not be affected in any manner by any employment or other agreement between the Grantee and the Company or any subsidiary.

6.         This Award is not transferable by the Grantee otherwise than by will or the laws of descent and distribution.

7.         This Award shall not be valid if such would involve a violation of any applicable state law, and the Company hereby agrees to make reasonable efforts to comply with any applicable state law.

8.         The Committee shall make or provide for such adjustments in the number and kind of shares or other securities subject to this Award as the Committee may determine in accordance with the terms of the Plan.

9.         The Committee shall administer this Award in accordance with the terms of the Plan.  The interpretation of any terms and conditions contained in this Award or in the Plan shall be made by the Committee whose decision shall be final and binding upon the Grantee.

10.       The Grantee shall be responsible for all federal, state and local income taxes payable with respect to this award of Restricted Stock.  The Grantee shall have the right to make such elections under the Internal Revenue Code of 1986, as amended, as are available in connection with this award of Restricted Stock, including a Section 83(b) election.  The Grantee agrees to report the value of the Restricted Stock for federal income tax purposes in a  manner and amount consistent with the value reported by the Company.  The Company shall have the right to retain and withhold from any payment of Restricted Stock the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment.  At its discretion, the Company may require the Grantee to pay the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so paid.  In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to the Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes.

EXECUTED at Lawrenceville, Georgia, this 11th day of April, 2002.

                                                                                    NATIONAL VISION, INC.

                                                                                    By:   /s/  Mitchell Goodman

                                                                                    Name:    Mitchell Goodman

                                                                                    Title:   Senior Vice President

The undersigned hereby acknowledges receipt of the foregoing Restricted Stock Award and agrees to the provisions set forth therein.

                                                                                    /s/  L. Reade Fahs                                                                                                                       L. Reade Fahs